Exhibit 10.2

EXECUTION VERSION

April 14, 2011

Dan M. Hattori

c/o Deerfield Capital Management LLC

6250 North River Road, 12th Floor

Rosemont, Illinois 60018

RE: Retention Agreement

Dear Dan:

Due to your valuable contribution to Deerfield Capital Management LLC (the “Company”), management and the board of directors of Deerfield Capital Corp. (“DFR”) have decided to include you and a limited number of other employees in a retention program to provide you with certain assurances regarding your cash compensation for the Company’s 2011 fiscal year. In accordance with the foregoing, provided that the closing date of the merger contemplated by the Agreement and Plan of Merger of DFR with CIFC dated December 21, 2010 (“Closing Date”) occurs by April 30, 2011, the Company hereby guarantees the following:

1.                                       Your base salary will be no less than $375,000 per annum, shall not be reduced through December 31, 2011 and will be paid in cash pursuant to the Company’s standard payroll policies and procedures;

2.                                       The Company will pay you a total bonus relating to the Company’s 2011 fiscal year of no less than $333,000 (your “Guaranteed Minimum Retention Bonus”) in cash in accordance with the Company’s standard bonus payment policies. The first half of your Guaranteed Minimum Retention Bonus ($166,500) shall be payable no later than July 31, 2011 and the second half of your Guaranteed Minimum Retention Bonus ($166,500) shall be payable, subject to the condition specified below, as soon as reasonably practicable following December 31, 2011, provided that you are continuously employed by the Company through June 30, 2011 and December 31, 2011, respectively; and

3.                                       If your employment with the Company is terminated without “Cause” (as defined in Appendix A) prior to December 31, 2011, you will receive, in cash, within 10 days of your termination date and to the extent not theretofore paid, (i) your Guaranteed Minimum Retention Bonus and (ii) your base salary through December 31, 2011.  If you fail to complete your relocation by August 31, 2011 or such other later date as is mutually agreed upon between you and the Company (as described below), then you will no longer be eligible to receive the payments specified in this paragraph 3, effective as of August 31, 2011 (or the later date mutually agreed upon by you and the Company), although you shall remain eligible to receive the severance amounts described in the next succeeding paragraph.

This agreement shall cease to be effective if the Closing Date has not occurred by April 30, 2011. The payments set forth in paragraphs 1 through 3 above will be subject to standard payroll withholding. You shall continue to be employed with the Company on an at-will basis during and after the periods contemplated by this agreement. You shall continue to be eligible to receive severance payments from the Company in accordance with the Company’s Severance Policy for employees whose employment is terminated without cause, in accordance with such program’s terms as in effect on the Closing Date.

As a condition to the receipt of the second half of your Guaranteed Minimum Retention Bonus, you agree that your full-time place of employment shall be New York City, NY and you shall complete your relocation to New York City, NY by August 31, 2011, unless you and the Company mutually agree in writing to delay this date.  You will be eligible to participate in the Company’s relocation expense reimbursement policy in accordance with the policy’s terms as in effect on the date of your relocation.

This agreement is binding upon the Company and its successors and assigns. You agree not to discuss or disclose any of the terms of this agreement, except with or to your immediate family, attorney, financial advisor or tax preparer or as required by law. This agreement is not an agreement of employment, and confers on you only those rights expressly granted herein.

Thank you for your loyalty and hard work, and we look forward to building the business together.

Sincerely,

Deerfield Capital Management LLC

/s/ Peter Gleysteen
Name: Peter Gleysteen
Title: Chief Executive Officer

Acknowledged and Agreed:

/s/ Dan M. Hattori
Name: Dan M. Hattori
Date: April 14, 2011

Appendix A

For purposes of this agreement, “Cause” means:

(1) Your breach of any material provision of your employment agreement, if applicable;

(2) Your commission of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud;

(3) Any failure by you to substantially comply with any written rule, regulation, policy or procedure of the Company, DFR or any affiliate thereof applicable to you, which noncompliance could reasonably be expected to have a material adverse effect on the business of the Company, DFR or any such affiliate;

(4) Any failure by you to comply with the Company’s, DFR’s or any affiliate’s policies with respect to insider trading applicable to you;

(5) Any willful material misrepresentation at any time by you to any member of the board of directors or any director or superior executive officer of the Company, DFR or any of their affiliates;

(6) Your willful failure or refusal to comply with any of your material obligations hereunder or a reasonable and lawful instruction of a board of directors or the person to whom you report; or

(7) The commission of any act of fraud or gross negligence in the course of your employment hereunder or any other action by you, in either case that is determined to be materially detrimental to the Company, DFR or any of their affiliates (which determination, in the case of gross negligence or such other action, shall be made by the DFR board of directors in its reasonable discretion); provided that, except for any willful or grossly negligent acts or omissions, the commission of any act or omission described in clause (1) or (3) that is capable of being cured shall not constitute Cause hereunder unless and until you, after written notice from the Company or DFR to you specifying the circumstances giving rise to Cause under such clause, shall have failed to cure such act or omission to the reasonable satisfaction of the DFR board of directors within 10 business days after such notice.